Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Inspira Technologies Oxy B.H.N. Ltd.

2 Ha-Tidhar St.

Rananna 4366504, Israel

We hereby consent to the incorporation by reference in this Registration Statement and related Prospectus under Form F-3 of our report dated March 19, 2024, relating to the financial statements of Inspira Technologies OXY B.H.N. Ltd. appearing in the Company’s Annual Report on Form 20-F for the year ended December 31, 2023. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Ziv Haft Certified Public Accountants (Isr.) BDO Member Firm

Tel Aviv, Israel

January 16, 2025